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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITEIS

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chisick                             Brian                --
________________________________________________________________________________
   (Last)                           (First)             (Middle)

17305 Von Karman Avenue
________________________________________________________________________________
                                    (Street)

Irvine                               California           92614-6203
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


First Alliance Corporation (FACO)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


April 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                2.                                                                                      Deriv-    of
                Conver-                    5.                               7.                          ative     Deriv-   11.
                sion                       Number of                        Title and Amount            Secur-    ative    Nature
                or                         Derivative    6.                 of Underlying      8.       ities     Secur-   of
                Exer-             4.       Securities    Date               Securities         Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)   of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date   ------------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------              or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-              Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-    tion                 of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title       Shares  5)       4)        4)       4)
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

Stock Options   3.625   4/27/1999 A        25,000     10/27/1999 4/26/2009 Class A Comm 25,000  3.625   179,085   D
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Stock Options   3.625   4/27/1999 A        25,000     10/27/2000 4/26/2009 Class A Comm 25,000  3.625   204,085   D
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Stock Options   3.625   4/27/1999 A        25,000     10/27/2001 4/26/2009 Class A Comm 25,000  3.625   229,085   D
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Stock Options   3.625   4/27/1999 A        25,000     10/27/2002 4/26/2009 Class A Comm 25,000  3.625   254,085   D
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
Explanation of Responses:


          /S/ Brian Chisick                                     05/21/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

             Brian Chisick
Director, President & Chief Executive Officer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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